Exhibit 99.1

Connection (CNXN) Reports Third Quarter 2022 Results

Gross Profit Grows 13.2%

THIRD QUARTER HIGHLIGHTS:

  Net sales: $775.7 million, up 3.2% y/y
  Gross profit: $136.6 million, up 13.2% y/y
  Net income: $23.2 million, up 15.8% y/y
  Diluted EPS: $0.88, up 15.4% y/y

MERRIMACK, N.H.--(BUSINESS WIRE)--November 3, 2022--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the third quarter ended September 30, 2022.

“We continued to execute well against our strategic objectives and delivered another strong quarter. We saw a shift in product mix as our customers prioritized datacenter modernization, cloud solutions, security, and software, over end-point devices. The shift to these advanced technologies was the primary driver of our record gross margin,” said Timothy McGrath, President and Chief Executive Officer of Connection.

Net sales for the quarter ended September 30, 2022 increased by 3.2%, year over year. Gross profit increased 13.2% while gross margin expanded 155 basis points to a record 17.6%, compared to the prior year quarter. Net income for the quarter ended September 30, 2022 increased by 15.8% to $23.2 million, or $0.88 per diluted share, compared to net income of $20.0 million, or $0.76 per diluted share, for the prior year quarter.

Net sales for the nine months ended September 30, 2022 increased by 14.3%, year over year. Gross profit increased 19.0% while gross margin expanded 66 basis points to 16.8%, compared to the nine months ended September 30, 2021. Net income for the nine months ended September 30, 2022 increased by 48.1% to $70.4 million, or $2.66 per diluted share, compared to net income of $47.5 million, or $1.80 per diluted share for the nine months ended September 30, 2021.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) increased 42% to $145.5 million for the twelve months ended September 30, 2022, compared to $102.4 million for the twelve months ended September 30, 2021. 1

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment increased by 12.2% to $315.8 million in the third quarter of 2022, compared to $281.4 million in the prior year quarter. Gross profit increased by 15.7% to $63.3 million in the third quarter of 2022, compared to $54.7 million in the prior year quarter. Gross margin increased by 60 basis points to 20.0% primarily due to an increase in sales of software and services during the third quarter of 2022 which are recognized as revenue on a net basis.
  Net sales for the Public Sector Solutions segment decreased by 3.7% to $154.4 million in the third quarter of 2022, compared to $160.2 million in the prior year quarter. Sales to state and local governments and educational institutions decreased by 2.6%, compared to the prior year quarter, while sales to the federal government decreased by 9.1%. Gross profit increased by 23.3% to $25.1 million in the third quarter of 2022, compared to $20.3 million in the prior year quarter. Gross margin increased by 356 basis points to 16.3%. The increase in gross margin was primarily driven by an increase in sales of software and services during the third quarter of 2022 which are recognized as revenue on a net basis.
  Net sales for the Enterprise Solutions segment decreased by 1.4% to $305.5 million in the third quarter of 2022, compared to $309.7 million in the prior year quarter. Gross profit increased by 5.7% to $48.3 million in the third quarter of 2022, compared to $45.6 million in the prior year quarter. Gross margin increased by 106 basis points to 15.8% primarily due to an increase in sales of software and services during the third quarter of 2022 which are recognized as revenue on a net basis as well as increases in datacenter solutions.

Quarterly Highlights

  Continued growth in our vertical markets:
    In the Finance vertical, we grew revenue 40% year over year and 12% sequentially as our customers were upgrading legacy hardware and focusing on securing their environments.
    Manufacturing revenue grew 3% year over year as clients focused on increasing automation and process integration, and long-term investment in new technologies to support cybersecurity, risk reduction, and growth opportunities.
    Revenue in Healthcare grew 14% year over year driven by post pandemic technology refreshes and new investments in traditional and new patient care delivery models.

Quarterly Sales by Product Mix:

  Software sales increased by 41% year over year and accounted for 11% of net sales in the third quarter of 2022, compared to 8% of net sales in the third quarter of 2021.
  Notebook/mobility sales decreased 9% year over year and accounted for 36% of net sales in the third quarter of 2022, compared to 40% of net sales in the third quarter of 2021.
  Accessories sales increased by 12% year over year and accounted for 13% of net sales in the third quarter of 2022, compared to 12% of net sales in the third quarter of 2021.
  Desktop sales increased by 5% year over year and accounted for 9% of net sales in the third quarter of 2022 and 2021.

Selling, general and administrative (“SG&A”) expenses increased in the third quarter of 2022 to $104.9 million from $93.4 million in the prior year quarter. The increase in SG&A was primarily due to an increase in variable compensation due to higher levels of gross profit and an increase in personnel cost associated with an investment in incremental headcount focused on building our technical and sales organizations, as well as increased marketing spending. SG&A as a percentage of net sales increased to 13.5%, compared to 12.4% in the prior year quarter. The increase in SG&A as a percentage of net sales is primarily due to the shift in product mix toward sales of software and services which are recognized as revenue on a net basis.

Cash and cash equivalents were $116.2 million at September 30, 2022, compared to $108.3 million at December 31, 2021.

“As evidenced by our results this quarter, our team has continued to successfully adapt to the needs of our customers,” concluded Mr. McGrath. “We believe the team and the strategies we have in place well position Connection to gain market share and increase long-term shareholder value.”

Conference Call and Webcast

Connection will host a conference call and live web cast today, November 3, 2022 at 4:30 p.m. ET to discuss its third quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measures is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve important risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. Such risks and uncertainties include, but are not limited to, the continuation of the COVID-19 pandemic, including, without limitation, the actions taken by governments in response to it, disruptions impacting the global supply chain, including those attributable to the COVID-19 pandemic and the ongoing conflict between Russia and Ukraine, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products in the current uncertain macroeconomic environment characterized by, among other things, persistent inflation and rising interest rates, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2021. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

_______________ [1] Adjusted EBITDA is a non-GAAP measure. See page 10 for the definition and reconciliation.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended September 30,	2022		2021
					% Change
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)

Operating Data:
Net sales	$775,692		$751,368		3%
Diluted earnings per share	$0.88		$0.76		16%

Gross margin	17.6%		16.1%
Operating margin	4.1%		3.6%

Inventory turns	12		15
Days sales outstanding	69		66

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	36%		40%
Accessories	13		12
Software	11		8
Displays	10		10
Desktops	9		9
Net/Com Products	7		7
Servers/Storage	7		7
Other Hardware/Services	7		7
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,288		26,205
Total book value per share	$28.76		$26.18
Tangible book value per share	$25.77		$23.14
Closing price	$45.09		$44.03
Market capitalization	$1,185,326		$1,153,806
Trailing price/earnings ratio	12.9		18.1
LTM Adjusted EBITDA (1)	$145,502		$102,402

(1) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended September 30,	2022		2021
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$305,510	15.8%	$309,722	14.7%
Business Solutions	315,816	20.0	281,425	19.4
Public Sector Solutions	154,366	16.3	160,221	12.7
Total	$775,692	17.6%	$751,368	16.1%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except per share data)	2022	2021	2022	2021

Net sales	$775,692	$751,368	$2,392,545	$2,092,421
Cost of sales	639,066	630,671	1,990,712	1,754,877
Gross profit	136,626	120,697	401,833	337,544

Selling, general and administrative expenses	104,887	93,369	305,189	272,332
Income from operations	31,739	27,328	96,644	65,212

Other income, net	308	-	319	7
Income tax provision	(8,841)	(7,283)	(26,567)	(17,698)
Net income	$23,206	$20,045	$70,396	$47,521

Earnings per common share:
Basic	$0.88	$0.77	$2.68	$1.81
Diluted	$0.88	$0.76	$2.66	$1.80

Shares used in the computation of earnings per common share:
Basic	26,279	26,197	26,267	26,186
Diluted	26,455	26,368	26,432	26,362

	September 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2022	2021
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$116,190	$108,310
Accounts receivable, net	646,656	607,532
Inventories, net	213,316	206,555
Prepaid expenses and other current assets	10,095	10,016
Total current assets	986,257	932,413
Property and equipment, net	59,913	61,011
Right-of-use assets, net	8,495	9,579
Goodwill	73,602	73,602
Intangibles assets, net	4,953	5,868
Other assets	905	910
Total Assets	$1,134,125	$1,083,383

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$258,596	$281,836
Accrued payroll	31,478	30,966
Accrued expenses and other liabilities	62,846	61,830
Total current liabilities	352,920	374,632
Deferred income taxes	19,278	19,278
Operating lease liability	5,620	6,789
Other liabilities	200	211
Total Liabilities	378,018	400,910
Stockholders’ Equity:
Common stock	291	290
Additional paid-in capital	125,592	122,354
Retained earnings	676,161	605,766
Treasury stock at cost	(45,937)	(45,937)
Total Stockholders’ Equity	756,107	682,473
Total Liabilities and Stockholders’ Equity	$1,134,125	$1,083,383

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2022	2021	2022	2021
Cash Flows from Operating Activities:
Net income	$23,206	$20,045	$70,396	$47,521
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,020	2,947	9,000	9,165
Adjustments to credit losses reserve	1,016	645	2,658	1,704
Stock-based compensation expense	1,282	1,026	4,072	3,118
Loss on disposal of fixed assets	3	2	16	2

Changes in assets and liabilities:
Accounts receivable	(3,719)	(4,369)	(41,782)	22,437
Inventories	9,842	(8,295)	(6,761)	(34,507)
Prepaid expenses and other current assets	3,273	1,791	(79)	(360)
Other non-current assets	(22)	(3)	5	314
Accounts payable	(19,823)	(40,863)	(23,268)	(49,997)
Accrued expenses and other liabilities	6,006	4,088	1,432	9,437
Net cash provided by (used in) operating activities	24,084	(22,986)	15,689	8,834

Cash Flows from Investing Activities:
Purchases of equipment and capitalized software	(2,410)	(2,481)	(6,975)	(7,092)
Proceeds from life insurance	-	-	-	1,500
Net cash used in investing activities	(2,410)	(2,481)	(6,975)	(5,592)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	10,409	-	36,463	-
Repayment of short-term borrowings	(10,409)	-	(36,463)	-
Dividend payments	-	-	-	(8,375)
Payment of payroll taxes on stock-based compensation through shares withheld	(380)	(470)	(834)	(794)
Net cash used in financing activities	(380)	(470)	(834)	(9,169)
Increase (Decrease) in cash and cash equivalents	21,294	(25,937)	7,880	(5,927)
Cash and cash equivalents, beginning of period	94,896	115,665	108,310	95,655
Cash and cash equivalents, end of period	$116,190	$89,728	$116,190	$89,728

Non-cash Investing Activities:
Accrued capital expenditures	$362	$394	362	394

Supplemental Cash Flow Information:
Income taxes paid	$9,250	$7,459	$30,759	$20,600
Interest paid	$1	$-	$4	$-

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended September 30,			LTM Ended September 30, (1)
	2022	2021	% Change	2022	2021	% Change
Net income	$23,206	$20,045	16%	$92,781	$63,817	45%
Depreciation and amortization	3,020	2,947	2%	12,037	12,434	(3%)
Income tax expense	8,841	7,283	21%	35,485	22,203	60%
Interest expense	1	-	100%	14	29	(52%)
EBITDA	35,068	30,275	16%	140,317	98,483	42%
Stock-based compensation	1,282	1,026	25%	5,185	3,919	32%
Adjusted EBITDA	$36,350	$31,301	16%	$145,502	$102,402	42%

(1) LTM: Last twelve months

Contacts

Investor Relations Contact:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com